Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports Second Quarter 2021 Financial Results

Doubled Q2 Topline Performance Year over Year, Completes AFIX Integration and Fourth Consecutive Quarter of Record Knomi™ Transactions

BEDFORD, MASS. – Jul. 27, 2021 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software products, solutions and services, today reported financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 and Recent Operational Highlights

•	Recorded more than 18 million transactions in the first half of 2021, compared to 11 million in all of 2020—which is five times the number of transactions in the first half of 2020.

•

Completed the integration of the AFIX product line, strengthening Aware’s physical and human capital assets, establishing an immediately accretive ancillary revenue stream and cementing Aware’s position as a leading provider of software and biometric middleware.

•

Partnered with IRIS ID to empower state and local agencies to take advantage of the FBI’s Next Generation Identification Iris Service, positioning Aware to accelerate the adoption of iris-based identification solutions for criminal justice applications.

•

Selected by IT security company Imprivata to enable self-enrollment for prescribers of electronic prescriptions for controlled substances (EPCS) via Knomi™. This first-to-market enrollment solution expands applications of Aware’s Knomi in the healthcare market, further illustrating the positive impact of biometrics in common healthcare use cases.

•

Awarded the prestigious 2021 Global InfoSec Award from Cyber Defense Magazine for Knomi, which was named as the winner for Best Product in Passwordless Authentication due to its field proven capability to protect against cybersecurity threats by replacing theft-prone passwords with secure biometric authentication technology.

Second Quarter 2021 Financial Results

Revenue for the second quarter of 2021 was $4.3 million, compared to $4.4 million in the first quarter of 2021 and up 2.3 times from $1.9 million in the same year-ago period. The year-over-year increase in revenue was primarily the result of increased subscription-based revenue related to growing transaction volume from existing customers.

Net loss in the second quarter of 2021 totaled $1.5 million, or $(0.07) per diluted share, which compares to net loss of $1.4 million, or $(0.07) per diluted share, in the first quarter of 2021 and net loss of $3.1 million, or $(0.15) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the second quarter of 2021 was $0.9 million, compared to adjusted EBITDA loss of $3.3 million in the same year-ago period. The year-over-year period increase in adjusted EBITDA was a result of our revenue increase as we started to see the benefit of our prior investment in sales and engineering resources.

Cash and cash equivalents totaled $35.2 million as of June 30, 2021, compared to $38.6 million as of December 31, 2020.

Six Month 2021 Financial Results

Revenue for the six months ended June 30, 2021 was $8.7 million, compared to revenue of $5.4 million in the same year-ago period. The increase in revenue was primarily due to increased subscription-based revenue related to growing transaction volume from existing customers and the upfront recognition of fixed minimum transaction amounts from two new international wins.

Net loss for the six months ended June 30, 2021 was $3.0 million, or $(0.14) per diluted share, which compares to net loss of $4.2 million, or $(0.20) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the six months ended June 30, 2021 was $2.0 million, compared to adjusted EBITDA loss of $4.5 million in the same year-ago period. The increase in adjusted EBITDA for the six month period was primarily due to our revenue increase.

Management Commentary

“In the second quarter of 2021 we validated our approach to generating sustainable revenue growth by successfully integrating the AFIX product line and leveraging its existing customer base to secure new accounts that we expect to drive our topline when they become operational,” said Bob Eckel, Aware’s Chief Executive Officer. “We’ve more than doubled last year’s quarterly performance in terms of revenue, net loss and adjusted EBITDA and have taken meaningful steps to align our organization with our ongoing transformation, which we believe will enable us to continue making key internal investments while maintaining a robust balance sheet.

“With a sizeable pipeline and strategic inorganic opportunities that we are actively evaluating on the horizon, Aware is in its strongest position yet. As we continue to recognize transaction contract minimums and grow our recurring subscription-based revenues, we are simultaneously making significant progress on rolling out additional new core business offerings by year end. We expect these offerings to accelerate our entry into Biometric SaaS and open additional channels, enabling us to market a wide array of applications to end users of all sizes and capabilities.”

About Aware

Aware, a global leader in productized biometrics software products, solutions, and services, provides critical biometric functionality to collect, manage, process, and match biometric images and data for identification and authentication. With its decades-long experience, Aware leads the market in liveness detection and multi-modal fusion to protect client and business processes through fingerprint, face, iris, and voice matching algorithms, mobile biometric capture and authentication software, a biometric workflow and middleware platform, and a fully scalable ABIS. Aware’s device-agnostic, integration-ready, and customer-managed products enable ease-of-use for enterprises to empower individuals to own their identities. Aware serves customers across a multitude of industries, including financial services, enterprise security, healthcare, human resources, citizen ID, border management, law enforcement, defense, and intelligence. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. To learn more, visit https://www.aware.com or follow Aware on Twitter @AwareBiometrics.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, the growth of the biometrics markets and the success of our current and future products in those markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2020 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Software licenses	$1,723	$409	$4,090	$2,381
Software maintenance	1,769	1,382	3,305	2,741
Services	772	99	1,287	287

Total revenue	4,264	1,890	8,682	5,409

Costs and expenses:
Cost of services	309	164	692	334
Research and development	2,364	2,422	4,760	4,694
Selling and marketing	1,500	1,180	3,152	2,466
General and administrative	1,634	1,825	3,070	2,963

Total costs and expenses	5,807	5,591	11,674	10,457

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

Operating loss	(1,543)	(3,701)	(2,992)	(5,048)
Interest income	1	19	2	167

Loss before provision for (benefit from) income taxes	(1,542)	(3,682)	(2,990)	(4,881)
Provision for (benefit from) income taxes	—	(541)	—	(680)

Net loss	($1,542)	($3,141)	($2,990)	($4,201)

Net loss per share – basic	($0.07)	($0.15)	($0.14)	($0.20)
Net loss per share – diluted	($0.07)	($0.15)	($0.14)	($0.20)
Weighted-average shares – basic	21,497	21,470	21,495	21,495
Weighted-average shares – diluted	21,497	21,470	21,495	21,495

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$35,192	$38,565
Accounts and unbilled receivables, net	4,841	4,514
Property and equipment, net	3,460	3,701
Goodwill and intangible assets, net	2,781	2,868
Long-term tax receivable	1,398	1,398
All other assets, net	359	582

Total assets	$48,031	$51,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,797	$2,025
Deferred revenue	2,947	3,933
Total stockholders’ equity	43,287	45,670

Total liabilities and stockholders’ equity	$48,031	$51,628

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure that is not calculated according to U.S. GAAP. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and six months ended June 30, 2021 and 2020 and for the three months ended March 31, 2021.

AWARE, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	($1,542)	($3,141)	($2,990)	($4,201)
Depreciation and Amortization	172	131	349	263
Stock based compensation	439	230	636	313
Interest Income	(1)	(19)	(2)	(167)
Benefit from income taxes	—	(541)	—	(680)

Adjusted EBITDA	($932)	(3,340)	($2,007)	(4,472)

	Three Months Ended
	June 30,	March 31
	2021	2021
Net loss	($1,542)	($1,448)
Depreciation and Amortization	172	177
Stock based compensation	439	197
Interest Income	(1)	(1)

Adjusted EBIDTA	($932)	($1,075)

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Aware is a registered trademark of Aware, Inc.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.